Exhibit 99.1

NEWS RELEASE

	CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries
(972) 881-1099

Jack Lascar, Partner
Karen Roan, SVP
FOR IMMEDIATE RELEASE		DRG&E (713) 529-6600

TGC Industries Reports Record First Quarter 2006 Results

•                  Revenues increased 157%

•                  Income from operations tripled

•                  Diluted EPS more than doubled to $0.18

PLANO, TEXAS – APRIL 24, 2006 – TGC Industries, Inc. (AMEX: TGE) today announced first quarter 2006 net income of $2.8 million, or $0.18 per diluted share, on revenues of $14.8 million compared to net income of $1.1 million, or $0.08 per diluted share, on revenues of $5.8 million for the first quarter of 2005. Shares outstanding for the first quarters of 2005 and 2006 have been increased by five percent to reflect the Five Percent Stock Dividend declared on March 31, 2006 to shareholders of record as of April 11, 2006 and payable on April 25, 2006.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased to report another quarter of record operating results. Our strong revenue growth, driven by continued growing demand for our services, was due to the increase in the number of operating field crews to six for most of the first quarter and to the rising capacity utilization of those crews. We continue to add to our crews’ efficiency and capacity levels by providing them with new state-of-the-art equipment. We believe we have sufficient backlog for all crews well into 2006.”

FIRST QUARTER 2006

First quarter revenues increased 157 percent to $14.8 million compared to last year’s first quarter revenues of $5.8 million. The revenue increase was due primarily to the availability and use of five field crews for the entire first quarter, with a sixth crew operating for two and a half months during the quarter, versus three field crews operating during the first quarter of 2005.

Additionally, TGC experienced increased productivity derived from the use of three ARAM ARIES seismic recording systems during the entire first quarter of 2006, with a fourth system in use for two thirds of the quarter, versus one ARAM ARIES system in use during the first quarter a year ago.

Income from operations during the first quarter of 2006, which included start-up costs of the sixth crew, was $4.7 million compared to $1.5 million during the same period last year as cost of services declined to 53 percent of revenues this quarter from 60 percent of revenues for the first quarter of last year. Income before income taxes was $4.5 million compared to $1.4 million in the first quarter of 2005. Income before income taxes as a percentage of revenue increased to 30.2 percent in the first quarter of this year from 24.9 percent during the first quarter of 2005, despite an increase in interest expense of approximately $163,000. The increase in interest expense in the quarter was due to the financing of three new ARAM ARIES systems and other equipment.

Net income for the first quarter was $2.8 million, or $0.18 per diluted share, compared to net income (before dividend requirements on preferred stock) of $1.1 million, or $0.08 per diluted share, for the same period of 2005, adjusted for the Five Percent Stock Dividend. The effective tax rate in the first quarter or 2006 was 38 percent compared to 25 percent in last year’s first quarter.

EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the first quarter was $6.4 million, a 43 percent margin, compared to $2.0 million, a 34 percent margin, for the first quarter of 2005. A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Tuesday, April 25, 2006, at 9:30 a.m. eastern time. To participate in the conference call, dial 303-262-2139 at least 10 minutes before the call begins and ask for the TGC Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 2, 2006. To access the replay, dial 303-590-3000 using a passcode of 11058700.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with a branch office in Houston, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

- Tables to follow -

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)

Revenue	$14,793,707	$5,753,743

Cost and expenses
Cost of services	7,760,146	3,446,488
Selling, general and administrative	646,302	339,394
Depreciation and amortization expense	1,719,879	504,932
	10,126,327	4,290,814

Income from operations	4,667,380	1,462,929

Interest expense	196,158	32,956

Income before income taxes	4,471,222	1,429,973

Income tax expense	(1,699,065)	(356,804)

NET INCOME	2,772,157	1,073,169

Less dividend requirements on preferred stock	—	(69,379)

INCOME ALLOCABLE TO COMMON SHAREHOLDERS	2,772,157	1,003,790

Earnings per common share:
Basic	$.18	$.16
Diluted	$.18	$.08

Weighted average number of common shares outstanding:
Basic	15,597,475	6,400,133
Diluted	15,721,205	13,021,314

All per share amounts have been adjusted for the 5% stock dividend payable April 25, 2006 to shareholders of record as of April 11, 2006.

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods. The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC INDUSTRIES, INC.

Condensed Balance Sheets

	March 31,	December 31,
	2006	2005
	(Unaudited)	(Note)

Cash and cash equivalents	$13,419,480	$9,499,409
Receivables (net)	4,754,279	4,459,844
Pre-Paid expenses and other	198,292	4,434,043
Current assets	18,372,051	18,393,296
Other assets (net)	8,946	56,003
Property and equipment (net)	26,769,755	22,796,640
Total assets	$45,150,752	$41,245,939

Current liabilities	$10,236,422	$8,441,147
Long-term obligations	5,522,346	6,199,364
Shareholders’ equity	29,391,984	26,605,428
Total liabilities & equity	$45,150,752	$41,245,939

Note:  The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended
	March 31,
	2006	2005
Net Income	2,772,157	1,073,169
Depreciation	1,719,879	504,932
Interest expense	196,158	32,956
Income tax expense	1,699,065	356,804

EBITDA	6,387,259	1,967,861

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